Exhibit 10.1

February 15, 2021

Steve Goertz

Re:	Offer of Employment

Dear Steve:

1.	Offer and Position

We are very pleased to extend an offer of employment to you for the position of Vice President, Finance (“VP Finance”) of Acreage Holdings, Inc. (the “Company”). Your employment is conditional upon the successful completion of a review of references and background checks and will be subject to the terms and conditions set forth in this letter (the “Employment Agreement”). This Employment Agreement will be binding upon execution (the “Execution Date”). The Board of Directors of the Company (“Board”) will take all such actions required for you to be appointed as VP Finance as of the Start Date (as defined below).

2.	Duties, Authority and Responsibilities

In your capacity as VP Finance, you will have such duties, authorities and responsibilities as are (a) commensurate with such title (including managing the day-to-day business activities of the Company and its subsidiaries subject to oversight by the Chief Executive Officer (“CEO”), (b) required of such position (including but not limited to such responsibilities as set forth in the Company’s Bylaws), and (c) assigned to you from time to time by the CEO that are reasonably consistent with your position. You will report directly to the CEO and will be subject to and comply with the Company’s written policies during your employment with the Company (including but not limited to policies related to prohibited harassment, discrimination, and retaliation, and prohibited insider trading). You agree to devote substantially all of your business time and attention to the performance of your duties; provided that you shall not be precluded from engaging in civic, charitable or religious activities. Notwithstanding the foregoing, any outside activities must be in compliance with the Company’s policies, including its Code of Ethics, including approval procedures, and must not materially interfere with your duties as VP Finance.

3.	Start Date

Your start date will be February 15, 2021 (the “Start Date”).

4.	Base Salary

In consideration of your services, you will be paid an initial base salary of USD$350,000 per year, subject to periodic reviews by the Compensation Committee of the Board (the “Committee”), as determined in its sole and absolute discretion, payable in accordance with the standard payroll practices of the Company and subject to all applicable withholdings and deductions. Your initial base salary and any such adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Employment Agreement.

5.	Annual Bonus Award

In addition to your Base Salary, you are elibible for a short-term annual incentive bonus of 75% of your Base Salary (the “Annual Bonus Award”), with a payout range of 0-2x based on the achievement of certain performance criteria set by the Compensation Committee and the Board. Your Annual Bonus Award is based on eligible Base Salary earnings during the year.

The decision to provide any Annual Bonus Award and the amount and terms of any Annual Bonus Award hall be in the sole and absolute discretion of the Committee and the Board. The Committee shall determine achievement of all of the financial performance targets for the Annual Bonus Award. The Annual Bonus Award is inclusive of applicable vacation pay, if any, which will be paid together with the Annual Bonus Award.

6.	Long-Term Equity Award

During your employment with the Company, you will be eligible to participate in the Company’s Omnibus Equity Incentive Plan, as amended from time to time (the “Omnibus Plan”), and receive equity awards thereunder in the form and at the time(s) as may be determined by the Committee and the Board, and subject to vesting and other conditions as set forth in the Omnibus Plan and the applicable award agreements.

The Company will grant you an initial equity award under the Omnibus Plan (the “Equity Award”). The Equity Award will be granted on or about your Start Date and is intended to cover any Long Term Equity Award for 2021. The Equity Award will, subject to approval of the Board, be comprised of (i) 15,901 restricted share units (“New RSUs”) that will be settled in accordance with the terms of the Equity Award for class E subordinate voting shares of the Company (the “Fixed Shares”), (ii) 50,962 restricted share units (“Floating RSUs”) that will be settled in accordance with the terms of the Equity Award for class D subordinate voting shares of the Company (the “Floating Shares”), (iii) 23,665 options (“Fixed Options”) to acquire Fixed Shares, and (iv) 107,456 options (“Floating Options”) to acquire Floating Shares. Each of the New RSUs, Floating RSUs, Fixed Options and Floating Options issued pursuant to the Equity Award will vest in one-third increments on the first, second and third anniversary of the date that the Board approves the grant. The Fixed Options and the Floating Options shall have the lowest possible exercise price determined by the policies of the Canadian Securities Exchange (“CSE”) based on the date the Board approves the grant, provided; however, in no circumstance will the exercise price be less than the “market price” as determined on the date that the Equity Award is granted for purposes of the policies of the CSE.

The Equity Award will be granted under and subject to the terms of the Omnibus Plan and evidenced in writing by, and subject to the terms of the applicable award agreements in all respects.

7.	One-Time Equity Grant

Subject to approval of the Board, on your Start Date the Company will also grant you an additional equity award under the Omnibus Plan (the "Initial Award").

The Initial Award shall consist of (i) 51,111 New RSUs, and (ii) 172,698 Floating Options.

The Fixed Options and the Floating Options included in the Initial Award shall have the lowest possible exercise price determined by the policies of the CSE based on the date the Board approves the grant, provided; however, in no circumstance will the exercise price be less than the "market price" as determined on the date that the Initial Award is granted for purposes of the policies of the CSE.

The Initial Award will be subject to performance-based vesting under which 33 1/3% of each of the class of securities issued pursuant to Initial Award will vest if the Board determines that the Company achieved at least 90% of the Consolidated Adjusted EBITDA Target in respect of each of the fiscal years 2021-2023.

The Initial Award will be granted under and subject to the terms of the Omnibus Plan and evidenced in writing by, and subject to the terms of the applicable award agreements in all respects.

8.	Other Benefits and Perquisites

(a)              At present the Company does not have a benefit plan. As a result, following the Start Date, you also will be eligible to receive an agreed upon nominal amount in lieu of employee benefits and subject to applicable deductions and withholdings (the "Benefit Allowance").

(b)              In the event the Company establishes an employee benefit plan or program the Benefit Allowance will cease and you will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees and consistent with such plans and programs of the Company as in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Employment Agreement.

9.	Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable deductions and withholdings.

10.	Termination

(a)              Termination of Employment by the Company for Any Reason. The Company may terminate your employment at any time by providing you with the minimum entitlements required under the Ontario Employment Standards Act, 2000 (the "ESA") on the termination and severance of your employment, including if and as applicable, notice of termination (or pay in lieu thereof), severance pay, vacation pay accrual and continuation of benefits and benefit plan contributions (the "Statutory Entitlements").

(b)           Termination of Employment by the Company Without Cause. If the Company terminates your employment without Cause (as defined below in this Section 10), the Company shall, in addition to the Statutory Entitlements, provide you with the following severance benefits (collectively, the "Severance Benefits"), provided however, that your eligibility for the Severance Benefits will not be triggered until you have been employed with the Company for at least three (3) months:

(i)                   Severance. The Company will provide you with payments equal to your Base Salary for a period of twelve (12) months, less any amounts paid to you as part of the Statutory Entitlements, payable in regular instalments on the Company's regular payroll dates, subject applicable withholdings and deductions.

(ii)                 Benefits. The Company will provide you with payments equal to the Benefits Allowance for a period of twelve (12) months, less any amounts paid to you as part of the Statutory Entitlements, payable in regular instalments on the Company's regular payroll dates, subject applicable withholdings and deductions, or, if you are participating in the benefit plans or programs of the Company will, to the extent permitted by the benefits provider and the terms of the applicable benefit plans, maintain your participation in those plans for a period of twelve (12) months from the effective date of termination.

(iii)               Bonus. To the extent not already paid as part of your Statutory Entitlements, you shall receive your Annual Bonus Award on a pro rata basis, if you meet the applicable performance targets, up the later of your last day worked or the end of the period of notice required under the ESA and shall be paid at such time as the Company pays such bonuses in the ordinary course. The Company shall have such authority to demand the repayment or "claw back" of any amounts paid pursuant to this opportunity as needed to comply with all applicable laws and regulations.

(iv)               Outstanding Stock Options. Notwithstanding any other provision to the contrary, to the fullest extent permitted by applicable law, as part of your Severance Benefits, you shall have the right to exercise any vested options for a period of ninety (90) days following a Termination of Service (as such term is defined in the Omnibus Plan); provided however, that in the event of a Change in Control (as such term is defined in the Omnibus Plan) during the Severance Period, your vested options shall be treated in the same manner as other vested options issued and outstanding for other similarly situated active employees of the Company.

(c)           Breach of Severance Obligations. If at any time while you are receiving Severance Benefits from the Company, you materially breach any contractual or other obligation to the Company (to be determined at the discretion of the Board), the Severance Benefits as described above shall immediately cease.

(d)           Cause. For purposes of this Section 10, "Cause" means any of the following: (i) you have engaged in material acts of dishonesty, or acts of fraud against or at the expense of the Company; (ii) you have been convicted of, or pleaded nolo contendere, to any felony, indictable offence or crime of moral turpitude; (iii) your gross negligence or failure in the performance of your duties to the Company that remains uncured (to the extent such gross negligence or failure is subject to cure) for a period of thirty (30) days after written notice; (iv) you have engaged in any conduct which materially and adversely affects the business affairs of the Company, or materially violates the policies of the Company; (v) you have refused to substantially perform your duties and responsibilities, or persistently neglect your duties, or experience chronic unapproved absenteeism, in each case which continues uncured after you receive thirty (30) days' written notice thereof from the Company; (vi) your unauthorized disclosure of trade secrets or other confidential information (as defined in writing by the Company) of the Company; (vii) your wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company; (viii) you commit a material breach any fiduciary duty owed to the Company; or (ix) you commit any other action which would amount to just cause for termination at common law. The determination of whether "Cause" exists shall be made by the Board, and its determination shall be final, conclusive and binding, subject to challenge by process of law

11.	Governing Law; Entire Agreement

This Employment Agreement shall be governed by the laws of the Province of Ontario, without regard to conflict of law principles. Unless specifically provided herein, this Employment Agreement and its Exhibits contain all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.	Indemnification

The Company shall defend, indemnify and hold you harmless to the maximum extent permitted by applicable law, against all claims, liabilities, costs, charges and expenses incurred or sustained by you in connection with any action, lawsuit, arbitration, mediation or other proceeding to which you may be made a party or may be required to respond to a lawful subpoena by reason of being an Officer, Director or employee of the Company, to the extent based on actions taken in the course and scope of your employment with the Company. This provision shall survive termination of your employment with the Company.

13.	Accommodation:

The Company is committed to fostering an inclusive and accessible environment where employees feel valued and respected, and where every employee has the opportunity to realize their potential. The Company strives to respect the dignity and independence of people with disabilities and is committed to giving them the same opportunity to succeed as all other employees. Accommodations are available throughout an employee's employment at the Company, and if you have a disability you may request to be accommodated at any time. The Company will work with all employees to accommodate individual accessibility needs to the point of undue hardship.

14.	Mandatory Arbitration

Any dispute, controversy or claim arising out of or related to this Employment Agreement or any breach of this Employment Agreement, or arising out of or related to your employment with the Company, shall be submitted to and decided by mandatory binding arbitration administered under Ontario law and venued in Toronto, Ontario. You and the Company agree that each is giving up the right to a jury trial or to file a lawsuit in court against the other, as well as the right to bring a class or collective action against the other in court or in arbitration. The parties agree to jointly select a retired Judge as the single arbitrator, who shall have the power and authority, with the parties' input, to set a schedule and process for pre-hearing and hearing matters. The parties shall share equally the cost of arbitration, although any party may make application for cost-shifting to the Arbitrator, who shall have the power and authority to apportion any and all costs in his or her discretion. If the parties are unable to agree on an arbitrator, then the arbitration shall be administered by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by applicable law. Any arbitral award determination shall be fmal and binding upon the parties. Notwithstanding the foregoing, this Arbitration clause in no way prevents you from filing a complaint or seeking a statutory remedy under applicable employment standards, human rights legislation, occupational health and safety or workers compensation legislation and you shall be entitled to make such a complaint notwithstanding this provision.

15.	Representations

You represent that you are not party to any agreement that would limit your ability to accept this Employment Agreement and to discharge your duties to the Company.

If you wish to accept this position, please sign below and return this Employment Agreement to me within 8 days. This offer is open for you to accept until February 15, 2021, at which time it will be deemed to be withdrawn.

Sincerely,

Acreage Holdings, Inc.
By:
Name: Kevin Murphy
Title: Chairman of the Board

Acceptance of Offer

I have read, understood and accept all the terms of this Employment Agreement. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Employment Agreement or in the documents referred herein, and this Employment Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by the Company.

Steve Goertz

2/15/2021

Date